Exhibit 99.1

CION INVESTMENT CORPORATION ANNOUNCES FORMATION OF

CION/EAGLETREE PARTNERS, LLC

Joint Investment Partnership with EagleTree Capital

For Immediate Release

NEW YORK, December 28, 2021 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today announced that it has formed CION/EagleTree Partners, LLC (the “JV”), an off-balance sheet joint investment entity with an affiliate of EagleTree Capital, LP (“EagleTree”) through which EagleTree has made a Firm-level investment. Bullingham Capital, a New York-based private investment firm, will invest alongside EagleTree. The JV will jointly pursue debt opportunities and special situation, crossover, subordinated and other junior capital investments that leverage the combined sourcing and portfolio management capabilities of CION’s and EagleTree’s respective credit and private equity platforms. The initial holdings of the JV consist of a diversified portfolio of approximately $97 million of second lien debt and equity investments that was held by CION immediately prior to closing and approximately $15 million of cash contributed by EagleTree and Bullingham Capital.

The initial equity ownership of the JV will be 85% by CION and 15% by a Firm-level investment entity jointly owned by EagleTree and Bullingham Capital. Each of CION and EagleTree will have equal voting rights on the Board. Principals of CION and EagleTree have a longstanding relationship of working and partnering together on transactions that spans more than 25 years.

“Partnering with EagleTree, a leading middle-market private equity firm, will greatly benefit the management of the JV and its investment portfolio,” stated Mark Gatto, co-Chief Executive Officer of CION. “EagleTree’s strong track record and proven capabilities in private equity investing will support our objective to deliver attractive risk-adjusted returns on these investments for our shareholders.”

“The creation of this JV provides CION the opportunity to expand our investment focus to capitalize on special situation loan and other junior capital investment opportunities through the increased depth and breadth of our sourcing, execution, and portfolio management capabilities,” stated Michael A. Reisner, co-Chief Executive Officer of CION.

Anup Bagaria and George L. Majoros, Jr., EagleTree’s Co-Managing Partners commented that, “Consistent with our desire to pursue complementary growth opportunities, we are excited about this new partnership with CION, a leading direct lender with whom we have worked together for many years. We are pleased to be invested alongside CION and look forward to collaborating with them on this new joint venture.”

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.8 billion in assets as of September 30, 2021. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

ABOUT EAGLETREE CAPITAL

EagleTree Capital, LP is a leading New York-based middle-market private equity firm with assets under management of $4.8 billion as of December 31, 2020. The firm has completed over 35 private equity investments and over 75 add-on transactions over the past 20+ years. EagleTree primarily invests in North America in the following sectors: media and business services, consumer, and water and specialty industrial. For more information, visit www.eagletree.com or find EagleTree on LinkedIn.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Current Reports on Form 8-K, which CION filed with the SEC on December 23, 2021 and December 28, 2021, as well as CION’s other reports filed with the SEC. A copy of CION’s Current Reports on Form 8-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Jeehae Linford

The Equity Group

jlinford@equityny.com

212-836-9615

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